UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CYNOSURE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 14, 2014

The Annual Meeting of Stockholders of Cynosure, Inc. will be held on Wednesday, May 14, 2014 at 11:00 a.m., local time, at the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109, to consider and act upon the following matters:

1.	To elect the two class III classified director nominees named in this proxy statement for the next three years;

2.	Hold an advisory, non-binding vote on executive compensation;

3.	Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014; and

4.	Transact other business, if any, that may properly come before the Annual Meeting or any adjournment of the meeting.

Stockholders of record at the close of business on Monday, March 17, 2014 are entitled to receive this notice of our Annual Meeting and to vote at the Annual Meeting and at any adjournments of the meeting.

By Order of the Board of Directors,

Michael R. Davin
President, Chief Executive Officer and
Chairman of the Board of Directors

Westford, Massachusetts

April 4, 2014

YOUR VOTE IS IMPORTANT

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY (1) OVER THE INTERNET, (2) BY TELEPHONE OR (3) BY MAIL. FOR SPECIFIC INSTRUCTIONS, PLEASE REFER TO THE QUESTIONS AND ANSWERS BEGINNING ON PAGE 2 OF THE PROXY STATEMENT AND THE INSTRUCTIONS ON THE PROXY CARD RELATING TO THE ANNUAL MEETING.

“STREET NAME” HOLDERS WHO PLAN TO ATTEND THE MEETING WILL NEED TO BRING A COPY OF A BROKERAGE STATEMENT REFLECTING THEIR STOCK OWNERSHIP IN CYNOSURE, INC. AS OF THE RECORD DATE.

CYNOSURE, INC.

5 Carlisle Road

Westford, Massachusetts 01886

PROXY STATEMENT

For our 2014 Annual Meeting of Stockholders to be held on May 14, 2014

Cynosure, Inc. (often referred to as “we” or “us” in this document) is sending you this proxy statement in connection with the solicitation of proxies by our board of directors for use at our 2014 Annual Meeting of Stockholders, which will be held on Wednesday, May 14, 2014 at 11:00 a.m. at the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109. You may obtain directions to the location of the Annual Meeting of Stockholders by contacting our investor relations department by telephone at (800) 886-2966 or by e-mail at investor@cynosure.com. If the Annual Meeting is adjourned for any reason, then the proxies may be used at any adjournments of the Annual Meeting.

On or about April 4, 2014, we are either mailing or providing notice and electronic delivery of these proxy materials together with an annual report, consisting of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “2013 fiscal year”) and other information required by the rules of the Securities and Exchange Commission.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders

to be Held on May 14, 2014

This proxy statement and our 2013 Annual Report are available for viewing, printing and downloading at http://www.astproxyportal.com/ast/14460/.

You may request a copy of the materials relating to our Annual Meeting, including this proxy statement and form of proxy for our Annual Meeting and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, at www.cynosure.com/proxy, or by contacting our investor relations department by telephone at (800) 886-2966 or by e-mail at investor@cynosure.com.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 as filed with the Securities and Exchange Commission, other than exhibits, will be furnished without charge to any stockholder upon written or oral request to:

Cynosure, Inc.

Attention: Investor Relations

5 Carlisle Road

Westford, Massachusetts 01886

Telephone: (800) 886-2966

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote on the following matters:

1.	The election of two class III classified directors for the next three years;

2.	An advisory, non-binding proposal to approve executive compensation;

3.	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014; and

4.	The transaction of other business, if any, that may properly come before the Annual Meeting or any adjournment of the meeting.

Who can vote?

All stockholders of record at the close of business on Monday, March 17, 2014, which we refer to as the record date, are entitled to vote at the Annual Meeting. As of the close of business on the record date, 22,274,775 shares of our class A common stock were issued and outstanding and no shares of Cynosure Class B common were issued or outstanding.

How many votes do I have?

Each share of our class A common stock that you owned on the record date entitles you to one vote on each matter that is voted on.

Is my vote important?

Your vote is important regardless of how many shares you own. Please take the time to read the instructions below and vote. Choose the method of voting that is easiest and most convenient for you and please cast your vote as soon as possible.

How do I vote?

If you received a paper copy of these proxy materials, included with such copy is a proxy card or a voting instruction card from your bank, broker or other nominee for the Annual Meeting. If you received a notice of Internet availability of proxy materials, the notice contains instructions on how to access and review the proxy materials online and how to obtain a paper or electronic copy of the materials, which will include the proxy statement, the annual report and a proxy card or voting instruction card, as well as instructions on how to vote either at our Annual Meeting, over the Internet, by telephone or by mail.

If you are a stockholder as of the record date and attend the meeting, you may personally deliver your completed proxy card or vote in person at the meeting.

Can I change my vote after I have voted my shares?

Yes. Any proxy may be revoked by a stockholder at any time before it is exercised at the Annual Meeting by delivering to our corporate secretary a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form. Under New York Stock Exchange rules applicable to banks and brokerage firms, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares will be treated as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter. Proposal 3 is a discretionary item under these rules, and accordingly, your bank or brokerage firm will be able to vote your shares if you do not give instructions on how to do so. In the past, the election of directors in Proposal 1 was a “discretionary” item, and if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank, brokerage firm, or other nominee was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent regulatory changes now treat the election of directors as a “non-discretionary” item. Thus, if you hold your shares in street name and you do not instruct your bank, broker, or other nominee how to vote in the election of directors in Proposals 1, no votes will be cast on your behalf. Similarly, Proposal 2 is a non-discretionary item; therefore, no votes will be cast on your behalf for this proposal if you hold your shares in street name unless you instruct your bank, broker or other nominee how to vote in this non-binding advisory proposal.

If your shares are held in street name, you must bring an account statement or letter from your brokerage firm or bank showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the meeting on May 14, 2014. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. To establish a quorum to transact business at the meeting, there must be present at the meeting, in person or by proxy, a majority of the voting power of our class A common stock issued and outstanding and entitled to vote at the meeting. Shares of our class A common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

Election of class III classified directors. If a quorum is present, the nominees for our class III classified directors receiving a plurality of the votes cast by holders of our class A common stock at the annual meeting in person or by proxy, shall be elected to our board of directors as our class III classified directors.

Advisory, non-binding vote to approve executive compensation. If a quorum is present, the affirmative vote of the holders of a majority of shares of class A common stock voting on the proposal at the annual meeting, in person or by proxy, is required to approve, on an advisory (non-binding) basis, the proposal on executive compensation.

Ratification of the selection of our independent registered public accounting firm. If a quorum is present, the affirmative vote of the holders of a majority of shares of class A common stock voting on the proposal at the annual meeting, in person or by proxy, is required for ratification of the selection of our independent registered public accounting firm.

How will votes be counted?

Each share of common stock is entitled to one vote, whether voted by a proxy or by a ballot voted in person at the meeting. Shares will not be voted in favor of a matter, and will not be counted as voting on a particular matter, if either (1) the holder of the shares abstains from voting on the matter or (2) the shares are broker non-votes, described below. As a result, abstentions and broker non-votes will have no effect on the outcome of voting at the meeting.

If you hold shares of common stock through a broker, bank or other representative, generally the broker, bank or representative may only vote the common stock in accordance with your instructions. However, if your representative does not timely receive instructions, your representative may only vote on those matters for which it has discretionary voting authority. If your representative cannot vote on a particular matter because it does not have discretionary voting authority, this is a “broker non-vote” on that matter.

Who will count the votes?

Our transfer agent and registrar, American Stock Transfer & Trust Company, LLC, will count, tabulate and certify the votes. A representative of American Stock Transfer & Trust Company will serve as the inspector of elections at the meeting.

How does the board of directors recommend that I vote on the proposals?

Our board of directors recommends that you vote:

•	FOR the election of the class III classified director nominees listed below;

•	FOR the advisory, non-binding vote to approve executive compensation; and

•	FOR the ratification of the selection of our independent registered public accounting firm.

Will any other business be conducted at the Annual Meeting or will other matters be voted on?

We are not aware of any other business to be conducted or matters to be voted upon at the meeting. Under our bylaws, the deadline for stockholders to notify us of any proposals or nominations for director to be presented for action at the annual meeting is April 12, 20141. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal.

Where can I find the voting results?

We will report the voting results from the Annual Meeting in a Current Report on Form 8-K, which we expect to file with the Securities and Exchange Commission, or the SEC, within four business days after the Annual Meeting.

Can I recommend a candidate for Cynosure’s board of directors?

Yes. Stockholders may recommend director candidates for consideration by the nominating and corporate governance committee of our board of directors by submitting the stockholder’s name, address and number of shares of our stock held, as well as any other information required by our bylaws, the candidate’s name, age, address and resume to our corporate secretary at the address below. If a stockholder would like a candidate to be considered for inclusion in the proxy statement for our 2015 annual meeting, then the stockholder must follow

[1]

NTD: Annual meeting date advanced by more than 20 days from the first anniversary of the previous year’s annual meeting. Per Bylaws, stockholder notice must be received not earlier than 120th day prior to such meeting and not later than the close of business on the later of (a) 90th day prior to the annual meeting or (b) 10th day following the day on which notice of the date of such annual meeting was made or public disclosure of the date of such annual meeting was made, whichever first occurs.

the procedures for stockholder proposals outlined immediately below under “How and when may I submit a stockholder proposal for the 2015 annual meeting?” You can find more detailed information on our process for selecting board members and our criteria for board nominees in the section of this proxy statement entitled “Board Committees—Nominating and Corporate Governance Committee” and in the Corporate Governance Guidelines posted in the “Corporate Governance” section of the “Investors” page of our website, www.cynosure.com.

How and when may I submit a stockholder proposal for the 2015 annual meeting?

If you are interested in submitting a proposal or information about a proposed director candidate for inclusion in the proxy statement for our 2015 annual meeting, you must follow the procedures outlined in Rule 14a-8 under the Securities Exchange Act of 1934, which we refer to as the Exchange Act. To be eligible for inclusion, we must receive your stockholder proposal or information about your proposed director candidate at the address noted below no later than December 3, 2014.

If you wish to present a proposal or a proposed director candidate at the 2015 annual meeting of stockholders, but do not wish to have the proposal or director candidate considered for inclusion in the proxy statement and proxy card, you must also give written notice to us at the address noted below. We must receive this required notice no later than February 13, 2015, but no sooner than January 14, 2015. However, if the date of the 2015 annual meeting is held before April 24, 2015 or after July 13, 2015, then we must receive the required notice of a proposal or proposed director candidate no earlier than the 120th day prior to the 2015 annual meeting and no later than the close of business on the later of (1) the 90th day prior to the 2015 annual meeting and (2) the 10th day following the date on which notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first.

Any proposals, notices or information about proposed director candidates should be sent to:

Cynosure, Inc.

5 Carlisle Road

Westford, Massachusetts 01886 Attention:

Corporate Secretary

How can I communicate with Cynosure’s board of directors?

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the nominating and corporate governance committee, with the assistance of our senior management, is primarily responsible for monitoring and responding to communications from stockholders and other interested parties and for providing copies or summaries of communications to the other directors, as he considers appropriate.

All communications are forwarded to the chairman of the nominating and corporate governance committee and to the chairman of another committee of the board of directors, if the communication was addressed to the attention of another committee of the board of directors. The chairman of the nominating and corporate governance committee, in consultation, in the case of communications to be addressed by another committee of the board of directors, with the chairman of that committee, shall decide in each case whether any particular communication should be forwarded to some or all other members of the board of directors.

Our stockholders may send communications to our board of directors by forwarding them addressed to our corporate secretary, our board of directors or, in the case of matters concerning accounting, internal accounting controls and auditing, our audit committee, at the above address.

Who bears the costs of soliciting these proxies?

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees may, without additional pay, solicit proxies by telephone, facsimile, e-mail and personal interviews. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the proxies. We will reimburse the brokerage houses and other persons for their reasonable expenses in connection with this distribution.

How can I obtain a copy of Cynosure’s Annual Report on Form 10-K?

Our Annual Report on Form 10-K is available in the “SEC Filings” section of the “Investors” page of our website at www.cynosure.com. Alternatively, if you would like us to send you a copy of our Annual Report on Form 10-K (without exhibits), without charge, please contact:

Cynosure, Inc.

5 Carlisle Road

Westford, Massachusetts 01886

Attention: Investor Relations

(800) 886-2966

investor@cynosure.com

If you would like us to send you a copy of the exhibits listed on the exhibit index of our Annual Report on Form 10-K, we will do so upon your payment of our reasonable expenses in furnishing a requested exhibit.

Whom should I contact if I have any questions?

If you have any questions about the Annual Meeting or your ownership of our common stock, please contact our investor relations department at the address, telephone number or e-mail address listed above.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write our investor relations department at the address, telephone number or e-mail address listed above. If you want to receive separate copies of our proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder.

PROPOSAL 1—ELECTION OF TWO CLASS III CLASSIFIED DIRECTORS

The Cynosure board of directors currently consists of six members who are elected by the holders of our class A common stock. Our directors are divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. We have two class I classified directors whose terms expire at our 2015 annual meeting of stockholders, two class II classified directors whose terms expire at our 2016 annual meeting of stockholders and two class III classified directors whose terms expire at this annual meeting of stockholders.

At this annual meeting, our stockholders will have an opportunity to vote for two class III classified director nominees: Michael R. Davin and Ettore V. Biagioni. Each of Messrs. Davin and Biagioni is currently serving as one of our class III classified directors.

You can find more information about each of Messrs. Davin and Biagioni in the section of this proxy statement entitled “Information About Cynosure’s Directors, Officers and 5% Stockholders—Cynosure Board of Directors.”

If elected, each of Messrs. Davin and Biagioni will hold office until the 2017 annual meeting of stockholders and until his successor is elected and qualified. Each of Messrs. Davin and Biagioni has indicated his willingness to serve if elected. However, if either of them should be unable to serve, proxies may be voted for a substitute nominee nominated by our board of directors, or our board of directors may reduce the number of directors.

Our board of directors recommends that stockholders vote “FOR” each of the class III classified director nominees named in this proxy statement (Proposal 1).

PROPOSAL 2—AN ADVISORY NON-BINDING VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of the executive officers named in the Summary Compensation Table under “Executive Compensation” below, who we refer to as our “named executive officers,” as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act.

Our executive compensation programs are designed to attract, motivate, and retain high quality executives, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our short and long-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The “Compensation Discussion and Analysis” section of this proxy statement, beginning on page 22, and the “Executive Compensation” section of this proxy statement, beginning on page 27, describe in detail our executive compensation programs and the decisions made by the compensation committee with respect to the year ended December 31, 2013.

Based on the recommendations of our compensation committee’s independent compensation consultant, our compensation committee recommended and our board of directors approved increases to the total compensation of our named executive officers to just above the market 75th percentile to reflect additional responsibilities post acquisition of Palomar Medical Technologies, outstanding company and personal performance and market data. With regard to company performance, the three-year total shareholder return, or TSR, is at the 94th percentile, revenue growth is above the 90th percentile since 2011, and EBITDA growth was in the 93rd percentile in 2012.

As we describe in the Compensation Discussion and Analysis section, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. The board believes this link between compensation and the achievement of our short and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

Our board of directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis section, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by us or the board of directors (or any committee thereof), create or imply any change to the fiduciary duties of the company or the board of directors (or any committee thereof), or create or imply any additional fiduciary duties for the company or the board of directors (or any committee thereof). However, our compensation committee and board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Our board of directors recommends that stockholders vote to approve the compensation of our named executive officers by voting “FOR” Proposal 2.

PROPOSAL 3—RATIFICATION OF THE SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014. Although stockholder approval of the audit committee’s selection of Ernst & Young is not required by law, we believe that it is important to give stockholders an opportunity to ratify this selection. If our stockholders do not ratify this selection, then our audit committee will reconsider the selection. We expect that a representative of Ernst & Young LLP, which served as our independent registered public accounting firm for the year ended December 31, 2013, will be present at the Annual Meeting to respond to appropriate questions and make a statement if he or she wishes.

Our board of directors recommends a vote FOR the ratification of the selection of our independent registered public accounting firm.

Ernst & Young LLP billed to us a total of $1,974,199 for professional services rendered for the year ended December 31, 2013 and $784,105 for professional services rendered for the year ended December 31, 2012. The following table provides information about these fees.

Fee Category	Fiscal 2013	Fiscal 2012
Audit Fees	$1,047,761	$610,305
Audit-Related Fees	$599,443	$99,805
Tax Fees	$325,000	$72,000
All Other Fees	$1,995	$1,995

Total Fees	$1,974,199	$784,105

Audit Fees. Audit fees consisted of fees for the audit of our annual financial statements, including the integrated audit of internal control over financial reporting, the review of the interim financial statements, the review of financial information included in our filings with the SEC and other professional services provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Audit-related fees consisted of fees for assurance and related services including due diligence in connection with mergers and acquisitions, accounting consultations, audits in connection with mergers and acquisitions and the review of our financial statements which are not reported under “Audit Fees.”

Tax Fees. Tax fees consisted of fees for tax advice and tax compliance. Tax advice services relate to tax-related fees in connection with mergers and acquisitions. Tax compliance services relate to the preparation of original and amended tax returns, claims for refunds and tax payment-planning services.

All Other Fees. Other fees for fiscal 2013 and 2012 consisted of fees for using the on-line accounting research tools of Ernst & Young LLP.

The audit committee of our board of directors believes that the non-audit services described above did not compromise Ernst & Young LLP’s independence. The audit committee’s charter, which you can find in the “Corporate Governance” section of the “Investors” page of our website, www.cynosure.com, requires that all proposals to engage Ernst & Young LLP for services, and all proposed fees for these services, be submitted to the audit committee for approval before Ernst & Young LLP may provide the services. None of the above fees were approved using the “de minimis exception” under SEC rules.

Pre-Approval of Audit and Non-Audit Services

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our audit committee has also delegated to its chairman the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm. Any approval of services by the chairman of our audit committee pursuant to this delegated authority is reported to our audit committee at its next regularly scheduled meeting.

INFORMATION ABOUT OUR DIRECTORS, OFFICERS AND 5% STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table contains information as of March 17, 2014 about the beneficial ownership of shares of our common stock by:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our class A common stock;

•	each of our directors and nominees for director;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

For purposes of the table below, and in accordance with the rules of the SEC, we deem shares of Class A common stock subject to options that are currently exercisable or exercisable within 60 days of March 17, 2014 to be outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. As of March 17, 2014, there were 22,274,775 shares of our class A common stock outstanding and no shares of our class B common stock outstanding. Except as otherwise noted, the persons or entities in this table have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the street address of the beneficial owner is c/o Cynosure, Inc., 5 Carlisle Road, Westford, Massachusetts 01886.

	Class A Common Stock Beneficially Owned
Name	Shares(1)	Percentage
5% Stockholders
Blackrock, Inc.(2)	1,829,372	8.2
El.En. S.p.A.(3)	2,098,628	9.4
Wells Fargo & Company(4)	1,210,607	5.4
Directors, Nominees for Director and Officers
Michael R. Davin(5)	293,363	1.3
Timothy W. Baker(6)	171,549	*
Douglas J. Delaney(7)	166,549	*
Brian M. Barefoot(8)	12,583	*
Ettore V. Biagioni(8)	49,000	*
William O. Flannery(9)	7,500	*
Marina Hatsopoulos(10)	36,000	*
Thomas H. Robinson(8)	7,500	*
Joseph P. Caruso(11)	35,187	*
All executive officers and directors as a group (9 persons)(12)	779,231	3.4

*	Less than 1%
(1)	Includes shares issuable upon the exercise of stock options exercisable within 60 days of March 17, 2014.
(2)	According to a Schedule 13G filed with the SEC on January 28, 2014, Blackrock, Inc. or certain of its affiliates beneficially owns 1,829,372 shares of our class A common stock. The address of Blackrock, Inc. is 40 East 52nd Street New York, NY 10022.
(3)	Consists of shares of our class A common stock owned by El.En. S.p.A., or El.En. The El.En. board of directors has voting and investment power for the shares held by El.En. The address of El.En. is Via Baldanzese 17, Calenzano, 50041 Florence, Italy. On March 21, 2014, El.En. announced it had sold 1,100,000 shares of our class A common stock.

(4)	According to a Schedule 13G filed with the SEC on January 27, 2014, Wells Fargo & Company or certain of its affiliates beneficially owns 1,210,607 shares of our class A common stock. The address of Wells Fargo & Company is 525 Market St, 10th Floor, San Francisco, CA 94105.
(5)	Consists of 286,394 shares issuable upon exercise of stock options exercisable within 60 days of March 17, 2014, 1,969 shares issuable upon vesting of restricted stock units within 60 days of March 17, 2014 and 5,000 shares of Cynosure class A common stock held in a family trust.
(6)	Consists of 165,666 shares issuable upon exercise of stock options exercisable within 60 days of March 17, 2014, 883 shares issuable upon vesting of restricted stock units within 60 days of March 17, 2014and 5,000 shares of Cynosure class A common stock held in a family trust.
(7)	Consists of 165,666 shares issuable upon exercise of stock options exercisable within 60 days of March 17, 2014 and 883 shares issuable upon vesting of restricted stock units within 60 days of March 17, 2014.
(8)	Consists of shares issuable upon exercise of stock options exercisable within 60 days of March 17, 2014.
(9)	Includes 2,500 shares issuable upon exercise of stock options exercisable within 60 days of March 17, 2014.
(10)	Includes 33,000 shares issuable upon exercise of stock options exercisable within 60 days of March 17, 2014.
(11)	On September 6, 2013, Mr. Caruso resigned as our vice chairman, president and as a member of the board of directors.
(12)	Includes 722,309 shares issuable upon exercise of stock options held by directors and executive officers and exercisable within 60 days of March 17, 2014 and 3,735 shares issuable upon vesting of restricted stock units held by executive officers within 60 days of March 17, 2014.

Our Board of Directors

Set forth below is information about each member of our board of directors, including the nominees for election as our class III classified directors. This information includes each director’s age as of March 17, 2014 and length of service as a director of our company, his or her principal occupation and business experience for at least the past five years and the names of other publicly held companies of which he or she serves as a director. There are no family relationships among any of our directors, nominees for director and executive officers.

Classified Directors

Nominee for Class III Classified Directors With Terms Expiring in 2017 (Class III Classified Director)

Michael R. Davin. Age 56. Mr. Davin has been our president and chief executive officer and a director since September 2003, and became the chairman of its board of directors in October 2004. Mr. Davin has over 25 years of experience in the light-based technology field. From 1998 to 2003, Mr. Davin served as co-founder and vice president of worldwide sales and strategic development of Cutera, a provider of laser and other light-based aesthetic treatment systems. Prior to co-founding Cutera, Mr. Davin spent 11 years at Coherent Medical, a manufacturer of laser, optics and related equipment, in senior management positions in sales, marketing and clinical development. Mr. Davin’s qualifications to serve on our board of directors include his two decades of experience in the light-based technology industry, including more than 10 years as our president and chief executive officer.

Ettore V. Biagioni. Age 55. Mr. Biagioni has been a director since 2005. Since 2004, Mr. Biagioni has been a managing partner of Alothon Group LLC, a private equity firm which he co-founded. From 1998 to 2004, Mr. Biagioni served as head of the Latin America Private Equity Group of Deutsche Bank/Bankers Trust Company. Mr. Biagioni serves on the boards of directors of several private companies. Mr. Biagioni’s qualifications to serve on our board of directors include his experience serving as a director for other companies, which enhances his contributions to our board. In addition, his leadership skills and financial experience enable him to be an effective board member.

Directors Whose Terms Expire in 2015 (Class I Classified Directors)

Thomas H. Robinson. Age 55. Mr. Robinson has been a director since 2005. Since September 2011, Mr. Robinson has served as a partner with RobinsonButler, an executive search firm. During 2010, Mr. Robinson served as managing director at Russell Reynolds Associates. From 1998 to 2010, Mr. Robinson served as managing partner of the North American medical technology practice, which includes the medical device, hospital supply/distribution and medical software areas, of Spencer Stuart, Inc., a global executive search firm. From 2002 to 2010, Mr. Robinson was a member of Spencer Stuart’s board services practice, which assists corporations to identify and recruit outside directors. From 1998 to 2000, Mr. Robinson headed Spencer Stuart’s North American biotechnology specialty practice. From 1993 to 1997, Mr. Robinson served as president of the emerging markets business at Boston Scientific Corporation, a global medical devices manufacturer. From 1991 to 1993, Mr. Robinson also served as president and chief operating officer of Brunswick Biomedical, a cardiology medical device company. Mr. Robinson is a director of SANUWAVE Health, a publicly-traded regenerative medicine company. Mr. Robinson’s qualifications to serve on our board of directors include his experience in and knowledge of the medical technology industry, combined with his operational and corporate governance experience.

Brian M. Barefoot. Age 70. Mr. Barefoot has been a director since 2011. From 2001 to 2008, when he retired, Mr. Barefoot served as Babson College president. From 1996 to 2001, Mr. Barefoot served as chairman of the board of trustees of Babson College. Mr. Barefoot serves on the boards of directors of Blue Cross Blue Shield of Massachusetts, where he is chair of the finance and business performance committee and a member of the audit committee. Mr. Barefoot serves as a director of Array Health Solutions, a health care technology and services company, and he is a senior advisor to Carl Marks Advisory Group LLC, a New York-based middle market merchant bank. Mr. Barefoot also serves as a director of BigBelly Solar, a Newton, Massachusetts solar energy company, and he serves as a director and chairman of the audit committee of the Indian River Medical Center Foundation. Mr. Barefoot also serves as trustee and vice chair of board of Saint Edwards School in Florida and as trustee of the Burr and Burton Academy in Vermont. Mr. Barefoot’s qualifications to serve on our board of directors include his corporate governance experience combined with his leadership skills and experience derived from more than three decades in financial services.

Director Whose Term Expires in 2016 (Class II Classified Director)

Marina Hatsopoulos. Age 48. Ms. Hatsopoulos has been a director since November 2008. Ms. Hatsopoulos has been a private investor since September 2007. Since 2008, she has been the president of Windy Street, Inc., a technology investment company, and since 2012, Ms. Hatsopoulos has been the chairman of the board of Levitronix Technologies LLC, a supplier of magnetically-levitated pumps. Also beginning in 2012, Ms. Hatsopoulos has been a director of Dear Kate, Inc., a supplier of women’s performance apparel. From August 2005 to September 2007, she was a director of Contex Holdings, a leading manufacturer of large-format scanners. From December 1994 to August 2005, she served as chief executive officer and director of Z Corporation, a leader in the 3D printing market, which was sold to Contex Scanning Technology in 2005. From 2005 through 2010, Ms. Hatsopoulos served as a director of the GSI Group, a supplier of precision technology to the global medical, electronics and industrial markets and semiconductor systems. From 2007 through its sale to Sara Lee in 2011, Ms. Hatsopoulos was as a director and investor of Tea Forte, a supplier of luxury tea products. Ms. Hatsopoulos is a catalyst at the Deshpande Center for Technological Innovation at MIT. Ms. Hatsopoulos has experience serving as a director and advisor for both public and private companies, which enhances her contributions to our board. Her leadership skills and experience with her own company and on other boards enable her to be an effective board member.

William O. Flannery. Age 68. Mr. Flannery has been a director since June 2013. Prior to that, Mr. Flannery served as our Secretary from 2004 until June 24, 2013. Since 1993, Mr. Flannery has maintained his own legal practice focusing on the representation of technology-based companies. Since 1993 through September 2013, he has also served as of counsel to Goulston & Storrs P.C., a Boston-based law firm, of which he was a partner from 1992 to 1993. From 1985 to 1992, Mr. Flannery served as the general counsel of Thermo Electron Corporation, and as its vice president—administration from 1990 to 1992. He was appointed by then Governor William Weld to serve on the board of directors of the Massachusetts Municipal Wholesale Electric Company, a state charted association of municipal utilities, including as chairman from 1997 to 1998. From 2000 to 2006, Mr. Flannery served as counsel to and a director of Cyterra Corporation, a supplier of mine detection systems. From 2001 to 2005, he served as counsel to and a director of Z Corporation, a leader in the 3D printing market. From 1994 to 2001, he served as counsel to and a director of True Technology, a medical device company. From 2002 to 2005, he served as counsel to and a director of Loea Corporation, a communications company. From 1995 to 2000, he served as a director of Boston Marine Consulting, a nautical testing and design software company. Mr. Flannery’s decades of experience as a corporate and securities lawyer representing technology-based companies, and his years of experience both advising and serving on the boards of technology companies, qualify him to serve on our board of directors.

Our Executive Officers

Our executive officers and their respective ages and positions as of March 17, 2014 are described below. Our officers serve until they resign or the board terminates their position. There are no family relationships among any of our directors, nominees for director and executive officers.

Michael R. Davin. Age 56. President, Chief Executive Officer and Chairman of the Board of Directors. For more information, see “Our Board of Directors” above.

Timothy W. Baker. Age 53. Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer. Mr. Baker has been our executive vice president, chief financial officer and treasurer since 2004 and became our chief operating officer in 2013. From 2003 to 2004, Mr. Baker served as vice president, finance of Stryker Biotech, a division of Stryker Corporation, a medical products and services provider. From 2000 to 2003, Mr. Baker served as president and chief financial officer of Photoelectron Corp., a provider of miniature x-ray systems for radiation therapy. From 1996 to 2000, Mr. Baker served as the chief financial officer and vice president of operations of Radionics, Inc., a provider of surgical devices. Mr. Baker holds an M.B.A. in operations management.

Douglas J. Delaney. Age 47. Executive Vice President of Worldwide, Sales. In June 2013, Mr. Delaney became our executive vice president of worldwide sales. Mr. Delaney has worked in medical laser sales for more than 16 years. From February 2005 through June 2013, Mr. Delaney was our executive vice president of sales. From 2004 until 2005, Mr. Delaney was our vice president, North American sales, and from 2003 until 2004, he was our director of North American sales. From 1999 to 2003, Mr. Delaney served as national sales manager of Cutera.

CORPORATE GOVERNANCE

Our board of directors believes that good corporate governance is important to ensure that our company is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of the corporate governance guidelines, committee charters and code of business conduct and ethics described below are available in the “Corporate Governance” section of the “Investors” page of our website, www.cynosure.com. Alternatively, you can request a copy of any of these documents by writing to Cynosure, Inc., 5 Carlisle Road, Westford, Massachusetts 01886, Attention: Investor Relations.

Corporate Governance Guidelines

The board has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of the board’s business, provide that:

•	the principal responsibility of the directors is to oversee our management;

•	a majority of the members of the board shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are encouraged to participate in continuing director education on an ongoing basis; and

•	at least annually the board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Leadership Structure

The board believes that our chief executive officer is best situated to serve as chairman as he is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside the company and industry, while the chief executive officer brings company-specific experience and expertise. The board believes that the combined role of chairman and chief executive officer promotes strategy development and execution, and facilitates information flow between management and the board, which are essential to effective governance. The board has not appointed a separate lead director.

Board Determination of Independence

Under applicable NASDAQ rules, a director of our company will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that none of Messrs. Barefoot, Biagioni, Flannery or Robinson or Ms. Hatsopoulos has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under NASDAQ Listing Rule 5605(a)(2).

Director Nomination Process

The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating and corporate governance committee and the board.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the nominating and corporate governance committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. In addition to these criteria, the nominating and corporate governance committee also considers diversity in its evaluation of candidates for board membership. The board believes that diversity with respect to viewpoint, skills and experience should be an important factor in board composition. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Cynosure, Inc., 5 Carlisle Road, Westford, Massachusetts 01886, Attention: Corporate Secretary. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If our board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the board of directors, by following the procedures set forth above under “How and when may I submit a stockholder proposal for the 2015 annual meeting?” Candidates nominated by stockholders in accordance with the procedures set forth in our bylaws will not be included in our proxy card for the next annual meeting.

Board Meetings and Attendance

The board met nine times during the fiscal year ended December 31, 2013, either in person or by teleconference. During 2013, each director attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by all committees on which he or she then served.

Director Attendance at Annual Meeting of Stockholders

Our Corporate Governance Guidelines provide that directors are encouraged to attend the annual meeting of stockholders. One of our directors attended the 2013 annual meeting of stockholders.

Risk Management

The board has an active role, as a whole and also at the committee level, in overseeing management of our risks. Our board receives regular reports from members of senior management on areas of material risk to Cynosure, including operational, financial, cash and other asset management, legal, regulatory and strategic risks. Our board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the chairman of the relevant committee reports on the discussion to the full board during the committee reports portion of the next board meeting. This enables our board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. In general, our board oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks; our audit committee oversees risk management activities related to financial controls and legal and compliance risks; our compensation committee oversees risk management activities relating to our compensation policies and practices; and our nominating and corporate governance committee oversees risk management activities relating to board composition and independence and potential conflicts of interest.

Board Committees

Our board of directors has established three standing committees—audit, compensation, and nominating and corporate governance—each of which operates under a charter that has been approved by our board. Current copies of each committee’s charter are posted on the “Corporate Governance” section of the “Investors” page of our website, www.cynosure.com. From time to time, our board may also create various ad hoc committees for special purposes.

Our board of directors has determined that all of the members of each of the board’s three standing committees are independent as defined under the applicable NASDAQ rules, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Audit Committee

Our audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from our independent registered public accounting firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating our board of directors’ oversight of internal control over financial reporting, disclosure controls and procedures and our code of business conduct and ethics;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management;

•	preparing the audit committee report required by the SEC rules; and

•	review and oversight of related party transactions and swap transactions.

The full responsibilities of our audit committee are set forth in its charter, a copy of which is posted on the “Corporate Governance” section of the “Investors” page of our website at www.cynosure.com.

The members of our audit committee in 2013 were Messrs. Barefoot (Chairman) and Biagioni and Ms. Hatsopoulos. Our board of directors has determined that Mr. Barefoot and Ms. Hatsopoulos are “audit committee financial experts” as defined by applicable SEC rules. The audit committee met eight times during 2013.

Compensation Committee

Our compensation committee’s responsibilities include:

•	reviewing and approving, or recommending approval by our board, the compensation of our chief executive officer and our other executive officers;

•	evaluating the performance of our executive officers;

•	overseeing and administering, and making recommendations to the board of directors with respect to, our equity incentive plans;

•	reviewing and making recommendations to the board of directors with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 22 of this proxy statement; and

•	preparing the compensation committee report required by the SEC rules.

The full responsibilities of our compensation committee are set forth in its charter, a copy of which is posted on the “Corporate Governance” section of the “Investors” page of our website at www.cynosure.com. The processes and procedures followed by our compensation committee in considering and determining executive and director compensation are described below under the heading “Executive and Director Compensation Processes.” Our compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation.

The members of our compensation committee in 2013 were Messrs. Robinson (Chairman) and Barefoot and Ms. Hatsopoulos. The compensation committee met twelve times during 2013. The members currently serving on our compensation committee are Messrs. Robinson (Chairman), Barefoot and Flannery.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee’s responsibilities include:

•	recommending to the board of directors the persons to be nominated for election as directors or to fill vacancies on the board of directors, and to be appointed to each of the board’s committees;

•	overseeing an annual review by the board of directors with respect to management succession planning;

•	developing and recommending to the board of directors corporate governance principles and guidelines; and

•	overseeing periodic evaluations of the board of directors.

The full responsibilities of our nominating and corporate governance committee are set forth in its charter, a copy of which is posted on the “Corporate Governance” section of the “Investors” page of our website at www.cynosure.com. In addition, our corporate governance guidelines adopted by our board are also posted on the “Corporate Governance” section of the “Investors” page of our website at www.cynosure.com. The processes and procedures followed by the nominating and corporate governance committee in identifying and evaluating director candidates are described above under the heading “Director Nomination Process.”

The members of our nominating and corporate governance committee in 2013 were Messrs. Biagioni (Chairman) and Robinson, and Ms. Hatsopoulos. The members currently serving on our nominating and corporate governance committee are Messrs. Biagioni (Chairman) and Flannery and Ms. Hatsopoulos. The nominating and corporate governance committee met seven times during 2013.

Communicating with the Directors

The board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the nominating and corporate governance committee, with the assistance of our corporate secretary, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our corporate secretary considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board of directors should address such communications to Board of Directors, c/o Cynosure, Inc., 5 Carlisle Road, Westford, Massachusetts 01886, Attention: Corporate Secretary.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on the “Corporate Governance” section of the “Investors” page of our website, www.cynosure.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing requirements concerning any amendments to, or waivers from, any provision of the code.

Report of the Audit Committee of the Board of Directors

The audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2013 and has discussed these financial statements with our management and our independent registered public accounting firm.

The audit committee has also received from, and discussed with, our registered public accounting firm various communications that our registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.

Our independent registered public accounting firm also provided the audit committee with the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent auditor’s communication with the audit committee concerning independence. The audit committee has discussed with the registered public accounting firm their independence from our company.

Based on its discussions with management and the registered public accounting firm, and its review of the representations and information provided by management and the registered public accounting firm, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013.

By the Audit Committee of the Board of Directors of Cynosure, Inc.

Brian M. Barefoot, Chairman

Marina Hatsopoulos

Ettore V. Biagioni

DIRECTOR COMPENSATION

In 2013, we paid each of our directors who is not an employee of, or a spouse of an employee of, our company, whom we refer to as our non-employee directors, an annual retainer as well as a fee for attendance at board committee meetings for the three standing committees for each day that a non-employee director attends board committee meetings in person or by telephone or videoconference. Our standing committee chairmen receive an additional annual retainer. Each of these committee chairmen is a non-employee director. We reimburse each non-employee member of our board of directors for out-of-pocket expenses incurred in connection with attending our board and committee meetings.

The compensation committee engaged Gallagher Benefit Services, Inc., or Gallagher, in 2011 as independent outside compensation consultants to assess the competitiveness of our director compensation and to provide recommendations with respect to both the levels and structure of compensation for our directors. Gallagher assessed the competitiveness of director compensation through comparisons with peer groups and survey sources. In July 2011, based on the recommendations of Gallagher, the compensation committee adopted a new director compensation plan and made adjustments to annual retainers and meeting fees for our non-employee directors, effective July 1, 2011. These amounts remained unchanged for 2013, as set forth below.

Non-Employee Director Fee Type	2013 Amount
Annual Retainer	$40,000
Audit Committee Chair Retainer	$12,000
Compensation Committee Chair Retainer	$7,000
Nominating and Corporate Governance Committee Chair Retainer	$7,000
Committee Meeting Fee	$1,500

In 2013, Mr. Flannery, as a new non-employee director, received an option to purchase 8,000 shares of class A common stock upon his appointment to our board of directors. These options vest annually in three equal installments subject to his continued service as a director. In 2013, the remaining non-employee directors received a grant of an option to purchase 8,000 shares of class A common stock which options vest in full on the first anniversary of the grant date, subject to the non-employee director’s continued service as a director. Each non-employee director’s stock option have such terms as our board of directors specifies in the applicable option agreement, provided that no option will be granted to a non-employee director for a term in excess of 10 years. The exercise price of all of these options will equal the fair market value of our class A common stock on the date of grant.

In 2013, our compensation committee again engaged Gallagher as independent outside compensation consultant to assess the competitiveness of our director compensation and to provide recommendations with respect to both the levels and structure of compensation for our directors. Gallagher assessed the competitiveness of director compensation through comparisons with peer groups and survey sources and found that director compensation was below market range. Gallagher found that our stock option only equity design is not in line with the peer group which is more heavily weighted toward restricted stock. Gallagher recommended increases in director compensation to reflect strong company performance, past below market pay and a reduced number of independent directors. In February 2014, based on the recommendations of Gallagher, our compensation committee recommended and our board adopted a new director compensation plan, which removed the per meeting fee and increased the annual retainers for our non-employee directors, effective January 1, 2014, as set forth below.

Non-Employee Director Fee Type	2014 Amount
Annual Retainer	$60,000
Audit Committee Chair Retainer	$17,000
Compensation Committee Chair Retainer	$15,000
Governance Committee Chair Retainer	$13,000

Also in February 2014, based on the recommendations of Gallagher, our compensation committee recommended and our board granted each non-employee director 10,648 stock options which vest in four equal installments over one year subject to the non-employee director’s continued service as a director and 8,700 restricted stock units which vest in four equal installments over one year subject to the non-employee director’s continued service as a director, with such grant being effective as of May 14, 2014 and, for Mr. Biagioni, subject to his re-election at our 2014 annual meeting. Each non-employee director stock option and restricted stock unit has such terms as our board of directors specifies in the applicable stock option or restricted stock unit grant agreement. Compensation for our directors, including cash and equity compensation, is determined and subject to adjustment by our board of directors.

2013 Director Compensation

The following table contains information regarding compensation for the non-employee members of our board of directors during the fiscal year ended December 31, 2013.

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
Brian M. Barefoot	$76,000	$88,561	$164,561
Ettore V. Biagioni	$65,000	$88,561	$153,561
William O. Flannery	$20,000	$88,561	$108,561
Marina Hatsopoulos	$64,000	$88,561	$152,561
Thomas Robinson	$59,000	$88,561	$147,561

(1)	With the exception of ignoring the impact of the forfeiture rate, these amounts represent the aggregate grant date fair value of option awards to each listed director in fiscal 2013. These amounts do not represent the actual amounts paid to or realized by the directors during fiscal 2013. The value as of the grant date for stock options is recognized over the number of days of service required for the stock option to vest in full.

The aggregate number of shares subject to option awards held by each of our non-employee directors (representing unexercised option awards—both exercisable and unexercisable) at December 31, 2013 is as follows:

Name	Number of Shares Subject to Options Awards Held as of December 31, 2013
Brian M. Barefoot	21,000
Ettore V. Biagioni	57,000
William O. Flannery	10,500
Marina Hatsopoulos	41,000
Thomas Robinson	57,000

The following table includes the assumptions used to calculate the fiscal 2013 grant date fair value on a grant by grant basis for our directors.

				Assumptions
Name	Grant Date	Option Awards: Number of Securities Underlying Options	Exercise Price ($/Sh)	Volatility(%)	Expected Life (years)	Risk-Free Interest Rate (%)	Dividend Yield (%)	Grant Date Fair Value Per Share ($)
Brian M. Barefoot	6/24/13	8,000	23.45	55	4.80	1.48	—	$11.0701
Ettore V. Biagioni	6/24/13	8,000	23.45	55	4.80	1.48	—	$11.0701
William O. Flannery	6/24/13	8,000	23.45	55	4.80	1.48	—	$11.0701
Marina Hatsopoulos	6/24/13	8,000	23.45	55	4.80	1.48	—	$11.0701
Thomas Robinson	6/24/13	8,000	23.45	55	4.80	1.48	—	$11.0701

For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 2 to our audited consolidated financial statements for the year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the SEC on March 17, 2014.

Executive and Director Compensation Processes

The compensation committee has implemented an annual performance review program for our executives under which annual performance goals are determined early in each calendar year for each of our executive officers. These goals include both corporate goals and individual goals that facilitate the achievement of the corporate goals. Recommendations relating to the goals for our executive officers are developed by our chief executive officer and chief financial officer, and are presented by our chief executive officer to the compensation committee. The compensation committee then establishes the goals, and annual bonuses are tied to the achievement of these corporate and individual performance goals.

During the first calendar quarter of each year, we evaluate individual and corporate performance against the goals for the recently completed year. The chief executive officer presents to the compensation committee an evaluation of each of the other executive officers, as well as a recommendation by the chief executive officer for annual stock-based awards and bonuses, if any. These evaluations and recommendations are then discussed by the compensation committee, which approves bonuses and any other awards for the executives. In addition, during the fourth quarter of the prior year or the first quarter of the current year the chief executive officer makes recommendations to the compensation committee relating to annual base salary increases for the current year. These recommendations are discussed by the compensation committee, which approves the base salary of our executive officers. Approved annual base salary increases, if any, are generally effective as of January 1 of the current year.

Each year, the board has approved the grant of a certain number of stock options to employees under the 2005 Stock Incentive Plan and Amended and Restated 2005 Stock Incentive Plan and delegated to our chief executive officer the authority to grant those awards to specific employees. The chief executive officer is not authorized to grant options to himself, any other director or any executive officer. In addition, the chief executive officer is not authorized to grant, in the aggregate, options with respect to more than the number of shares of common stock specifically approved by the compensation committee.

The compensation committee has the authority, without approval of the board of directors, to retain and terminate any independent, third-party compensation consultant and to obtain independent advice and assistance from internal and external legal, accounting and other advisors. During fiscal 2013, the compensation committee retained Gallagher as an independent advisor to the Cynosure compensation committee on executive and director compensation matters. For further information, see “Cynosure Compensation Discussion and Analysis” below.

COMPENSATION DISCUSSION AND ANALYSIS

The compensation committee of our board of directors oversees our executive compensation program. In this role, the compensation committee reviews and approves annually all compensation decisions relating to our executive officers.

Objectives and Philosophy of Our Executive Compensation Program

The fundamental objectives of our compensation policies are to attract, reward and retain high quality executives, to accomplish our short and long-term goals and, as a result, to enhance stockholder value. In order to achieve these goals, the compensation committee seeks to provide compensation opportunities that are competitive in the marketplace, both in terms of the overall levels of compensation and the individual components of compensation. We provide a portion of our executive compensation in the form of stock options and restricted stock units that vest over time, which we believe helps to retain our executive officers and aligns their interests with those of our stockholders by allowing them to participate in the longer term success of our company as reflected in stock price appreciation. The compensation committee intends that if an officer as an individual and our company as a whole achieve the individual and company performance goals determined by the compensation committee, then the officer should have an opportunity to receive compensation that is competitive with industry norms. In addition, the compensation committee intends that the compensation of each of our executive officers is commensurate with his or her position and responsibilities and equitable in comparison with the compensation of our other executive officers.

Roles of Executives in Establishing Executive Compensation. Michael Davin, our president and chief executive officer, and Timothy Baker, our chief operating officer and chief financial officer, are actively involved in the executive compensation process. Mr. Davin reviews the performance of each of the executive officers (other than his own performance) and recommends to the compensation committee base salary increases and bonus and long-term incentive awards for such individuals. He provides the compensation committee with both short and long-term recommended financial and non-financial performance goals for our company that are used in our cash incentive plans to link pay with performance. Mr. Davin also provides his views to the compensation committee with respect to the executive compensation program’s ability to attract, retain and motivate the level of executive talent necessary to achieve our goals. Mr. Baker works with Mr. Davin to develop the recommended base salary increases, bonus levels and long-term incentive awards, and provides analysis on the ability of the executive compensation program to attract, retain, and motivate our executive team. Mr. Davin and Mr. Baker report their findings to the compensation committee, but do not participate in the compensation committee’s executive sessions.

Effect of 2013 Stockholder Advisory Vote. At Cynosure’s 2013 annual meeting of stockholders, holders of approximately 56% of our common stock voting on the matter approved, on an advisory basis, the compensation of our named executive officers.

Role of Compensation Consultant. The compensation committee engaged Gallagher in 2013 as independent outside compensation consultants to review our executive compensation strategy, to assess the competitiveness of our executive compensation and to provide recommendations with respect to both the levels and structure of compensation for our executives. Gallagher assessed the following components of our annual cash and equity compensation program:

•	base salary;

•	target bonus;

•	target total cash compensation;

•	long-term incentives; and

•	total cash compensation and long term incentive value, which we refer to as total direct compensation.

Gallagher assessed the competitiveness of executive compensation through comparisons with peer groups and survey sources while additionally assessing our performance to ensure compensation levels were appropriately tied to performance. With the assistance of Gallagher, in October 2013 the compensation committee reviewed the compensation levels of our executive officers against compensation levels at peer group companies that were selected based on the following criteria:

•	companies that an outsider, with no knowledge of our internal deliberations on the topic, would agree offer reasonable comparisons for pay and performance purposes;

•	companies that generally overlap with the labor market for talent, but may not be identical;

•

companies with revenues of approximately one-half to two times our revenues, of which approximately 75% have higher revenues and 25% have lower revenues than we had (at the time of selection in 2013), which allowed for industry leaders;

•	companies whose business model, characteristics, growth potential, and human capital intensity are similar, though not necessarily identical, to ours;

•	public companies based in the United States whose compensation and firm financial data are available in proxy statements and Form 10-K filings; and

•	companies that are large enough to have similar executive positions, to ensure statistical significance.

Based on these criteria, the compensation committee selected the following companies in our peer group:

• Analogic, Inc.	• Merit Medical Systems, Inc.
• AngioDynamics, Inc.	• Natus Medical Incorporated
• Arthrocare Corporation	• NxStage Medical, Inc.
• Cantel Medical Corporation	• PhotoMedex, Inc.
• Exactech, Inc.	• Symmetry Medical, Inc.
• Globus Medical, Inc.	• Thoratec Corporation
• ICU Medical, Inc.	• Volcano Corporation
• Masimo Corporation	• Write Medical Group, Inc.

Based on Gallagher’s analysis, compensation for Mr. Davin, chairman of the board of directors, chief executive officer and president was found to be below median. With regard to Mr. Baker, Gallagher took into consideration that Mr. Baker was serving as both chief financial officer and chief operating officer. Based on the recommendations Gallagher, our compensation committee recommended and our board of directors approved increases to the total compensation of Messrs. Davin, Baker and Delaney to just above the market 75th percentile to reflect additional responsibilities post acquisition of Palomar Medical Technologies, outstanding company and personal performance and market data. With regard to company performance, Gallagher, the compensation committee and the board considered the three-year total shareholder return, or TSR, is at the 94th percentile, revenue growth is above the 90th percentile since 2011, and EBITDA growth was in the 93rd percentile in 2012.

Risk Considerations in our Compensation Program

We and our compensation committee have discussed the concept of risk as it relates to our compensation policies and practices, and the committee does not believe that risks arising from our compensation policies and practices for employees are reasonably likely to have a material adverse effect on our business. Our compensation committee believes that any such risks are mitigated for the following reasons:

•

We have structured our pay to consist of both fixed (salary) and variable (cash bonus and equity) compensation. These variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce superior short- and long-term corporate results, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so.

•	We have strict internal controls (e.g., over the recognition of revenue, etc.) which are designed to keep it from being susceptible to manipulation by any employee, including our executives.

•

Our focus on individual performance (through cash bonus programs) and stock price performance (through equity compensation programs) provides a check on excessive risk taking. Including time-vested restricted stock units as part of the long-term incentive mix is designed to reduce the possibility of risk-taking.

•	Our bonus program has had the same general structure for several years and there is no evidence that it encourages unnecessary or excessive risk taking.

Components of our Executive Compensation Program

The compensation committee considers the total compensation of each executive officer when making decisions about compensation.

Our compensation committee’s goal is to determine an appropriate mix between cash payments and equity incentive awards to meet short, intermediate and long-term goals and objectives. We do not have any formal or informal policy or target for allocating compensation by type of compensation. Instead, we have determined subjectively on a case-by-case basis the appropriate level and mix of the various compensation components designed to reward recent results and drive long-term company performance. The following charts illustrate the fiscal 2013 mix of compensation elements for our chief executive officer and our other executive officers on average, respectively.

Our executive compensation generally includes three components:

•	base salary;

•	cash bonuses and commissions; and

•	stock-based awards.

Base salary. The compensation committee seeks to establish base salaries for each position and level of responsibility that are competitive with those of executive officers in similar positions at other comparable companies. Base salaries are reviewed at least annually by our compensation committee, and are adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Salary increases are based on individual performance, market conditions and company performance. To gauge market conditions, the compensation committee evaluated market data compiled by Gallagher, independent compensation consultant. Base salaries are set upon review of market data provided to the compensation committee upon consideration of the executive officer’s experience, tenure, performance and potential. The compensation committee further considered the promotions and added responsibilities of the executive officers following the acquisition of Palomar. The compensation committee typically reviews officer salaries annually at the end and/or beginning of the fiscal year. With the assistance of Gallagher, the compensation committee reviewed the salaries of our named executive officers and, based on the compensation committee’s recommendations, the board of directors repositioned their base salaries to align with individual performance, increased responsibilities, market condition and company performance. As of July 2013, the annual base salary for Mr. Davin was $800,000; the annual base salary for Mr. Baker was $525,000; and the annual base salary for Mr. Delaney was $375,000. The base salaries of our named executive officers are subject to adjustment upon annual review by our board of directors. Prior to November 2013, such adjustments were to be no less than 105% of the annual base salary in effect for the immediately preceding year under the terms of the executive officers’ employment agreements. However, in November 2013, the executive officers agreed to amend their employment agreements and remove the automatic 5% annual increase to base salary. Following such amendment, the base salaries of the executive officers are not required to be increased annually but in no event will we pay our named executive officers an annual base salary that is less than 100% of the annual base salary in effect for the immediately preceding year.

Cash Bonuses and Commissions. The compensation committee believes that cash bonuses and commissions are important to motivate and reward our executive officers. In February 2013, the compensation committee recommended and the board approved a discretionary bonus payment targeted at 75% of the annual base salary for Messrs. Davin and Baker based upon individual performance goals set by our compensation committee. For 2013, based on the market data compiled by Gallagher, record company performance and outstanding personal performance, including the successful acquisition and integration of Palomar and launch of the PicoSure laser, the compensation committee recommended discretionary bonus payments above the target and the board approved, bonus payments of $1,425,000 to Mr. Davin, and $910,000 to Mr. Baker . Mr. Delaney, our executive vice president of worldwide sales, is entitled to receive commissions based on our sales and eligible for an annual target commission bonus (see “Employment Agreements” below), and for 2013, he received commission and bonus payments of $670,000. No other bonuses or commissions have been paid to our executives for 2013.

Stock-based awards. The compensation committee uses stock-based awards to help align the interests of our executive officers with those of our stockholders and to encourage our executive officers to contribute to our long-term market performance. Traditionally, the compensation committee has recommended and the board has granted stock-based awards to our executive officers in the form of stock options that vest in three-month installments over three years, with an exercise price equal to the closing market price of our class A common stock on the date of grant, so that the officer will earn no compensation from his or her options unless the market price of our common stock increases beyond the exercise price. In February 2014, based on the market data compiled by Gallagher, in addition to stock options, the compensation committee recommended and the board granted restricted stock units, or RSUs, that vest in three-month installments over three years, with a 75/25 value split between stock options and RSUs, which is consistent with the predominate method in the market of determining the split between stock options and RSUs. In determining the size of stock-based awards to our executive officers, our compensation committee considers our company-level performance, the applicable executive officer’s performance, the amount of equity previously awarded to the executive officer, the vesting of such awards and the recommendations of management.

Generally, the compensation committee recommends and the board approves the annual long-term equity incentive grants to the executive officers at the first board meeting of each fiscal year, with the grant date being the second day of trading after the annual results of operations are announced. An exception to this policy would be with respect to the new hire of an executive officer, with the grant date being the hiring date. The exercise price and grant price of stock options, respectively, are the closing market price of our class A common stock on the Nasdaq Global Market on the grant date. We do not time the grant of equity awards in coordination with the release of material non-public information. In certain circumstances, the compensation committee may also consider discretionary long-term equity incentive awards for executive officers’ individual performance.

In reviewing the grant recommendations made by Gallagher, the compensation committee considered:

•	company performance;

•	each executive officer’s performance and contribution during the fiscal year, including additional responsibilities following acquisition of Palomar;

•	competitive practices; and

•	the proportion of options and RSUs granted to each named executive officer during prior fiscal years.

In October 2013, for the successful integration of Palomar into the company, we granted the following stock options to our named executive officers, each with an exercise price equal to the closing market price of our class A common stock on the date of grant: Mr. Davin—60,000; Mr. Baker—40,000 and Mr. Delaney—40,000.

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. The 401(k) plan includes a matching component where we will match an employee’s contribution, on a dollar for dollar basis, up to a maximum of $3,000 for the year ended December 31, 2013. The employee contributions are subject to the maximum limitations as set forth in the Internal Revenue Code of 1986, as amended.

During 2013, our aggregate matching contributions to the named executive officers was $9,000.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally prohibits public companies from taking a tax deduction for compensation in excess of $1,000,000 paid to its chief executive officer and each other officer (other than the chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among the most highly compensated executive officers, unless certain requirements are met. The compensation committee reviews the impact of Section 162(m) on our compensation programs, however, the compensation committee may choose from time to time to authorize executive compensation that is not exempt from the $1,000,000 limit if the compensation committee believes the compensation is appropriate and in the best interests of our company and our stockholders, after taking into consideration general business conditions and the performance of our executives.

EXECUTIVE COMPENSATION

Compensation Summary

The following table contains information with respect to the compensation for the periods indicated of our chief executive officer, chief financial officer and the other most highly compensated executive officer serving as executive officer at the end of the last completed fiscal year other than the chief executive officer and chief financial officer. We refer to the executive officers identified in this table as the “named executive officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	All Other Compensation(2)		Total
Michael R. Davin(3)	2013	$759,478	$1,425,000	$1,269,100	$3,000		$3,456,578
President and Chief	2012	$655,923	$1,000,000	$596,099	$2,500		$2,254,522
Executive Officer	2011	$624,422	$625,260	$601,680	$2,500		$1,853,862
Timothy W. Baker	2013	$472,029	$910,000	$823,593	$3,000		$2,208,622
Executive Vice President,	2012	$379,209	$530,000	$383,207	$2,500		$1,294,916
Chief Operating Officer, Chief Financial Officer and Treasurer	2011	$360,997	$361,482	$376,050	$2,500		$1,101,029
Douglas J. Delaney	2013	$348,431	$670,000	$823,593	$3,000		$1,845,024
Executive Vice President,	2012	$298,394	$340,033	$383,207	$2,500		$1,024,134
Sales	2011	$284,064	$241,000	$376,050	$2,500		$903,614
Joseph P. Caruso (4)	2013	$107,307	$—	$—	$7,879,316	(5)	$7,986,623
President

(1)	With the exception of ignoring the impact of the forfeiture rate, these amounts represent the aggregate grant date fair value of option awards for fiscal 2013, fiscal 2012 and fiscal 2011, respectively. These amounts do not represent the actual amounts paid to or realized by the named executive officers for these awards during fiscal 2013, 2012 or 2011. The value as of the grant date for stock options is recognized over the number of days of service required for the stock option to vest in full.

All stock options were granted under our 2005 Stock Incentive Plan. The stock options vest over three years at the rate of 8.33% every three months subsequent to the date of grant, with the exception of 60,000 stock options for Mr. Davin, 40,000 stock options for Mr. Baker and 40,000 stock options for Mr. Delaney which vest over one year at the rate of 25% every three months subsequent to the date of grant. Vested stock options terminate upon the earlier of thirty-days following termination of employment, subject to certain exceptions, or ten years from the date of grant.

The following table includes the assumptions used to calculate the grant date fair value reported for fiscal years 2013, 2012 and 2011, on a grant by grant basis.

				Assumptions
Name	Grant Date	Option Awards: Number of Securities Underlying Options (#)	Exercise Price ($/Sh)	Volatility (%)	Expected Life (years)	Risk-Free Interest Rate (%)	Dividend Yield (%)	Grant Date Fair Value Per Share
Michael R. Davin	10/30/13	60,000	22.12	44	2.00	0.33	—	$5.4201
	2/13/13	70,000	28.68	56	4.80	0.92	—	$13.4842
	2/15/12	70,000	16.46	57	5.81	0.81	—	$8.5157
	2/16/11	80,000	14.04	56	5.81	2.37	—	$7.5210

Timothy W. Baker	10/30/13	40,000	22.12	44	2.00	0.33	—	$5.4201
	2/13/13	45,000	28.68	56	4.80	0.92	—	$13.4842
	2/15/12	45,000	16.46	57	5.81	0.81	—	$8.5157
	2/16/11	50,000	14.04	56	5.81	2.37	—	$7.5210

Douglas J. Delaney	10/30/13	40,000	22.12	44	2.00	0.33	—	$5.4201
	2/13/13	45,000	28.68	56	4.80	0.92	—	$13.4842
	2/15/12	45,000	16.46	57	5.81	0.81	—	$8.5157
	2/16/11	50,000	14.04	56	5.81	2.37	—	$7.5210

For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 2 to our audited consolidated financial statements for the year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the SEC on March 17, 2014.

(2)	The amounts shown in this column reflect the amounts we contributed to the 401(k) plan for the named executive officers.
(3)	Mr. Davin receives no compensation for his service as a director.
(4)	On September 6, 2013, Mr. Caruso resigned as our vice chairman, president and as a member of the board of directors.
(5)	The amount shown reflects the amounts paid pursuant to the terms of a separation agreement and release, or Release, entered into by and among Mr. Caruso on the one hand, and Palomar Medical Technologies, LLC and the Company on the other hand, effective as of September 6, 2013, under which Mr. Caruso has or will receive (i) $2,400,000 as Separation Pay, in installments over two years, and (ii) the remaining 35% of his Retention Bonus and a Gross-Up Payment, as defined in his employment agreement with Palomar and described in the Registration Statement on Form S-4 filed April 12, 2013 under “Interests of Directors and Executive Officers of Palomar in the Merger”. We also paid Mr. Caruso’s legal costs up to $25,000. In consideration of the foregoing, Mr. Caruso agreed to (1) customary non-disclosure and assignment of inventions provisions, (2) customary noncompetition and nonsolicitation provisions for 18 months, followed by a noncompetition provision for an additional six months thereafter, and (3) a customary release. Mr. Caruso received no compensation for his service as a director.

Grants of Plan-Based Awards

The following table shows information concerning grants of plan-based awards made during 2013 to the named executive officers.

2013 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Aggregate Grant Date Fair Value of Option Awards
Michael R. Davin	2/13/13	70,000	28.68	$943,894	(2)
Michael R. Davin	10/30/13	60,000	22.12	$325,206	(3)
Timothy W. Baker	2/13/13	45,000	28.68	$606,789	(2)
Timothy W. Baker	10/30/13	40,000	22.12	$216,804	(3)
Douglas J. Delaney	2/13/13	45,000	28.68	$606,789	(2)
Douglas J. Delaney	10/30/13	40,000	22.12	$216,804	(3)

(1)	Based on the fair market value of our class A common stock on the date of grant.
(2)	The grant date fair value of each of these options was $13.4842 per share and was computed using a Black-Scholes valuation methodology. We estimated the full grant date fair value of these options using the following assumptions: 0.92% risk free interest rate; 0% dividend yield; 56% expected volatility; and a 4.80-year expected life. The grant date fair value is generally the amount that we would expense in our financial statements over the award’s service period, but does not include a reduction for forfeitures.
(3)	The grant date fair value of each of these options was $5.4201 per share and was computed using a Black-Scholes valuation methodology. We estimated the full grant date fair value of these options using the following assumptions: 0.33% risk free interest rate; 0% dividend yield; 44% expected volatility; and a 2.00-year expected life. The grant date fair value is generally the amount that we would expense in our financial statements over the award’s service period, but does not include a reduction for forfeitures.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding unexercised stock options held by the named executive officers as of December 31, 2013. The named executive officers did not hold any stock awards as of December 31, 2013.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
Michael R. Davin	25,001	—	$17.45	5/8/2016	(1)
	26,667	—	$17.61	11/20/2016	(1)
	60,000	—	$22.65	2/14/2017	(1)
	20,000	—	$28.34	8/8/2017	(1)
	31,000	—	$23.97	2/13/2018	(1)
	52,781	—	$10.16	2/10/2020	(1)
	73,333	6,667	$14.04	2/16/2021	(1)
	40,833	29,167	$16.46	2/15/2022	(1)
	17,499	52,501	$28.68	2/13/2023	(1)
	—	60,000	$22.12	10/30/2023	(2)
Timothy W. Baker	15,001	—	$17.45	5/8/2016	(1)
	13,334	—	$17.61	11/20/2016	(1)
	30,000	—	$22.65	2/14/2017	(1)
	10,000	—	$28.34	8/8/2017	(1)
	19,000	—	$23.97	2/13/2018	(1)
	19,758	—	$10.16	2/10/2020	(1)
	45,833	4,167	$14.04	2/16/2021	(1)
	26,249	18,751	$16.46	2/15/2022	(1)
	11,249	33,751	$28.68	2/13/2023	(1)
	—	40,000	$22.12	10/30/2023	(2)
Douglas J. Delaney	15,001	—	$17.45	5/8/2016	(1)
	13,334	—	$17.61	11/20/2016	(1)
	30,000	—	$22.65	2/14/2017	(1)
	10,000	—	$28.34	8/8/2017	(1)
	19,000	—	$23.97	2/13/2018	(1)
	8,750	—	$10.16	2/20/2020	(1)
	45,833	4,167	$14.04	2/16/2021	(1)
	26,249	18,751	$16.46	2/15/2022	(1)
	11,249	33,751	$28.68	2/13/2023	(1)
	—	40,000	$22.12	10/30/2023	(2)

(1)	The stock options were granted under our 2005 Stock Incentive Plan and vest 8.33% on the first day of each calendar quarter subsequent to the date of the grant. The grant date of each option is listed in the table below by expiration date.
(2)	The stock options were granted under our 2005 Stock Incentive Plan and vest 25% on the first day of each calendar quarter subsequent to the date of the grant. The grant date of each option is listed in the table below by expiration date.

Expiration Date	Grant Date
5/8/2016	5/8/2006
11/20/2016	11/20/2006
2/14/2017	2/14/2007
8/8/2017	8/8/2007
2/13/2018	2/13/2008
2/10/2020	2/10/2010
2/16/2021	2/16/2011
2/15/2022	2/15/2012
2/13/2023	2/13/2013
10/30/2023	10/30/2013

Option Exercises and Stock Vested

Our named executive officers did not exercise any stock options during 2013. Our named executive officers did not hold any shares of restricted stock during 2013, so no restricted stock held by our named executive officers vested in 2013.

Potential Payments upon Termination or Change in Control

The table below shows the estimated incremental value transfer to each named executive officer under various scenarios relating to a termination of employment. The tables below assume that such termination occurred on December 31, 2013. The actual amounts that would be paid to any named executive officer can only be determined at the time of an actual termination of employment and would vary from those listed below. The estimated amounts listed below are in addition to any retirement, welfare and other benefits that are available to our full-time employees generally.

	Retirement, Resignation or Termination for Cause		Termination without Cause		Resignation for Good Reason		Termination Following Change-in- Control
Michael R. Davin
Severance Payment	$1,425,000	(3)	$5,332,000	(1)	$5,332,000	(1)	$5,332,000	(1)
Value of Accelerated Vesting of Equity Compensation	$—		$545,000	(2)	$545,000	(2)	$545,000	(2)

Total	$1,425,000		$5,877,000		$5,877,000		$5,877,000
Timothy W. Baker
Severance Payment	$910,000	(3)	$3,451,000	(1)	$3,451,000	(1)	$4,753,000	(1)(4)
Value of Accelerated Vesting of Equity Compensation	$—		$355,000	(2)	$355,000	(2)	$355,000	(2)

Total	$910,000		$3,806,000		$3,806,000		$5,108,000
Douglas J. Delaney
Severance Payment	$670,000	(3)	$2,624,000	(1)	$2,624,000	(1)	$2,624,000	(1)
Value of Accelerated Vesting of Equity Compensation	$—		$355,000	(2)	$355,000	(2)	$355,000	(2)

Total	$670,000		$2,979,000		$2,979,000		$2,979,000

(1)	Pursuant to the terms of the employment agreements we have entered into with each executive officer, these amounts include the following: (1) base salary at December 31, 2013 for an additional 24 months; (2) calendar year 2013 annual target performance bonus or commissions bonus; (3) 110% of calendar year 2013 annual performance bonus or commissions bonus paid for 2013; (4) accrued calendar year 2013 annual performance bonus or commissions bonus; (5) the executive’s cost for continuing COBRA for 18 months and any other benefits for 24 months; and (6) unused vacation time.

(2)	All outstanding stock options or stock rights granted to Messrs. Davin, Baker and Delaney will become immediately exercisable in full if the option or right holder is terminated without cause, resigns for good reason, or resigns for good reason within 18 months of the change of control. The value of the accelerated vesting of equity compensation was calculated by multiplying the number of shares underlying the portion of stock options that would accelerate upon a termination following a change in control, and that have exercise prices less than the closing market price of our class A common stock on December 31, 2013, by $26.64, the closing market price of our common stock on December 31, 2013, and then deducting the aggregate exercise price for those options.
(3)	Pursuant to the terms of the employment agreements we have entered into with each executive officer, these amounts include the accrued 2013 annual target performance bonus or commissions bonus prorated to the date of termination, which date of termination is assumed to have occurred on December 31, 2013.
(4)	Pursuant to the terms of the employment agreements we have entered into with each executive officer, this amount for Mr. Baker includes a tax gross-up for excise taxes of $1,301,597 pursuant to Section 4999 of the Internal Revenue Code of 1986. Assuming termination of employment occurred on December 31, 2013, no tax gross-up for excise taxes would be required for Messrs. Davin and Delaney.

Employment Agreements

Michael R. Davin. Pursuant to an employment agreement entered into in December 2008 and further amended in December 2010, July 2011 and November 2013, we employ Mr. Davin as our chief executive officer and president. Under this agreement, Mr. Davin is entitled to an annual base salary that is subject to adjustment upon annual review by our board of directors, but in no event will we pay Mr. Davin an annual base salary that is less than 100% of the annual base salary in effect for the immediately preceding year during the term of the employment agreement. Mr. Davin’s annual base salary has been adjusted by our board of directors and was $800,000 as of December 31, 2013. The agreement provides for an annual performance bonus of an amount as determined in the discretion of the compensation committee.

Mr. Davin’s employment agreement has an initial term of three years and will automatically renew for additional periods of two years each until either party gives written notice of termination to the other party no later than twelve months prior to the end of the initial or extended term. Upon the termination of his employment without cause or following a change of control, or if he terminates his employment for good reason, Mr. Davin has the right to receive his base salary and other compensation and benefits under his employment agreement for 24 months, including the cost for continuing COBRA for 18 months. He is also entitled to receive (i) his unused vacation time, (ii) the full amount of his annual target performance bonus for the calendar year of such termination or resignation, (iii) on or before the first anniversary of the effective date of his termination or resignation, but in any event not before January 1 of the year in which such first anniversary occurs, 110% of the annual target performance bonus paid in the calendar year of termination or resignation, and (iv) the accrued annual target performance bonus for the calendar year of such termination prorated to the date of termination. Mr. Davin is only entitled to the accrued annual target performance bonus for the calendar year of termination prorated to the date of termination if we terminate him for cause or if he resigns without good reason. Pursuant to this agreement, except as provided in the following sentence, Mr. Davin is prohibited from competing with us and soliciting our customers, prospective customers or employees for a period of twelve months if we terminate him for any reason. This non-competition period does not apply if Mr. Davin is terminated without cause, resigns for good reason or is terminated because we failed to obtain the agreement of any successor to us to assume Mr. Davin’s employment agreement as required by the employment agreement. The employment agreement with Mr. Davin also contains a tax gross-up provision whereby if Mr. Davin incurs an excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” by reason of his receipt of a payment that is contingent on a change in our ownership or control and constitutes an excess parachute payment as defined in Section 280G of the Code, Mr. Davin will receive a gross-up payment in an amount that generally will place him in the same after-tax position that he would have been in if no excise tax had applied and no gross-up payment was made.

Timothy W. Baker. Pursuant to an employment agreement entered into in December 2008 and further amended in November 2013, we employ Mr. Baker as our executive vice president, chief operating officer, chief financial officer and treasurer. Under this agreement, Mr. Baker is entitled to an annual base salary that is subject to adjustment upon annual review by our board of directors, but in no event will we pay Mr. Baker an annual base salary that is less than 100% of the annual base salary in effect for the immediately preceding year during the term of the employment agreement. Mr. Baker’s annual base salary has been adjusted by our board of directors and was $525,000 as of December 31, 2013. Mr. Baker is also eligible to earn an annual target performance bonus based on target performance goals set by our board of directors for each calendar year. Mr. Baker’s employment agreement has an initial term of three years and will automatically renew for additional periods of two years each until either party gives written notice of termination to the other party no later than twelve months prior to the end of the initial or extended term. Upon the termination of his employment without cause or following a change of control, or if he terminates his employment for good reason, Mr. Baker has the right to receive his base salary and other compensation and benefits under his employment agreement for 24 months, including the cost for continuing COBRA for 18 months. He is also entitled to receive (i) his unused vacation time, (ii) the full amount of his annual target performance bonus for the calendar year of such termination or resignation, (iii) on or before the first anniversary of the effective date of his termination or resignation, but in any event not before January 1 of the year in which such first anniversary occurs, 110% of the annual target performance bonus paid in the calendar year of termination or resignation, and (iv) the accrued annual target performance bonus for the calendar year of such termination prorated to the date of termination. Mr. Baker is only entitled to the accrued annual target performance bonus for the calendar year of termination prorated to the date of termination if we terminate him for cause or if he resigns without good reason. Pursuant to this agreement, except as provided in the following sentence, Mr. Baker is prohibited from competing with us and soliciting our customers, prospective customers or employees for a period of twelve months if we terminate him for any reason. This non-competition period does not apply if Mr. Baker is terminated without cause, resigns for good reason or is terminated because we failed to obtain the agreement of any successor to us to assume Mr. Baker’s employment agreement as required by the employment agreement. The employment agreement with Mr. Baker also contains a tax gross-up provision whereby if Mr. Baker incurs an excise tax pursuant to Section 4999 of the Code, by reason of his receipt of a payment that is contingent on a change in our ownership or control and constitutes an excess parachute payment as defined in Section 280G of the Code, Mr. Baker will receive a gross-up payment in an amount that generally will place him in the same after-tax position that he would have been in if no excise tax had applied and no gross-up payment was made.

Douglas J. Delaney. Pursuant to an employment agreement entered into in December 2008 and further amended in November 2013, we employ Mr. Delaney as our executive vice president of worldwide sales. Under this agreement, Mr. Delaney is entitled to an annual base salary that is subject to adjustment upon annual review by our board of directors, but in no event will we pay Mr. Delaney an annual base salary that is less than 100% of the annual base salary in effect for the immediately preceding year during the term of the employment agreement. Mr. Delaney’s annual base salary has been adjusted by our board of directors and was $375,000 as of December 31, 2013. Mr. Delaney is also eligible to earn an annual target commission bonus based on target performance goals set by our board of directors and Mr. Delaney for each calendar year. Mr. Delaney’s employment agreement has an initial term of three years and will automatically renew for additional periods of two years each until either party gives written notice of termination to the other party no later than twelve months prior to the end of the initial or extended term. Upon the termination of his employment without cause or following a change of control, or if he terminates his employment for good reason, Mr. Delaney has the right to receive his base salary and other compensation and benefits under his employment agreement for 24 months, including the cost for continuing COBRA for 18 months. He is also entitled to receive (i) his unused vacation time, (ii) the full amount of his annual target commission bonus for the calendar year of such termination or resignation, (iii) on or before the first anniversary of the effective date of his termination or resignation, but in any event not before January 1 of the year in which such first anniversary occurs, 110% of the annual target performance bonus paid in the calendar year of termination or resignation, and (iv) the accrued annual target performance bonus for the calendar year of such termination prorated to the date of termination. Mr. Delaney is only entitled to the accrued annual target performance bonus for the calendar year of termination prorated to the date of termination if we terminate him for cause or if he resigns without good reason. Pursuant to this agreement, except as provided in the following sentence, Mr. Delaney is prohibited from competing with us and soliciting our customers, prospective customers or employees for a period of twelve months if we terminate him for any reason. This non-competition period does not apply if Mr. Delaney is terminated without cause, resigns for good reason or is terminated because we failed to obtain the agreement of any successor to us to assume Mr. Delaney’s employment agreement as required by the employment agreement. The employment agreement with Mr. Delaney also contains a tax gross-up provision whereby if Mr. Delaney incurs an excise tax pursuant to Section 4999 of the Code, by reason of his receipt of a payment that is contingent on a change in our ownership or control and constitutes an excess parachute payment as defined in Section 280G of the Code, Mr. Delaney will receive a gross-up payment in an amount that generally will place him in the same after-tax position that he would have been in if no excise tax had applied and no gross-up payment was made.

Joseph P. Caruso. Mr. Caruso was a party to an employment agreement with us which was entered into in March 2013, under which, effective with the acquisition of Palomar on June 24, 2013, we employed Mr. Caruso as our president. On September 6, 2013, Mr. Caruso resigned as our vice chairman and as a member of our board and as our president and his employment agreement terminated. Under the employment agreement, Mr. Caruso had been entitled to an annual base salary that was subject to adjustment upon annual review by our board of directors, but in no event would we pay Mr. Caruso an annual base salary that is less than 105% of the annual base salary in effect for the immediately preceding year during the term of the employment agreement. Mr. Caruso’s annual base salary was $465,000. Mr. Caruso was also eligible to earn an annual target performance bonus based on target performance goals set by our board of directors for each calendar year. Mr. Caruso’s employment agreement had an initial term of three years and would have automatically renewed for additional periods of two years each until either party gave written notice of termination to the other party no later than twelve months prior to the end of the initial or extended term. Upon the termination of his employment without cause or following a change of control, or if he terminated his employment for good reason, Mr. Caruso had the right to receive his base salary and other compensation and benefits under his employment agreement for 24 months, including the cost for continuing COBRA for 18 months. He was also entitled to receive (i) his unused vacation time, (ii) the full amount of his annual target performance bonus for the calendar year of such termination or resignation, (iii) on or before the first anniversary of the effective date of his termination or resignation, but in any event not before January 1 of the year in which such first anniversary occurs, 110% of the annual target performance bonus paid in the calendar year of termination or resignation, and (iv) the accrued annual target performance bonus for the calendar year of such termination prorated to the date of termination. Mr. Caruso was only entitled to the accrued annual target performance bonus for the calendar year of termination prorated to the date of termination if we terminated him for cause or if he resigned without good reason. Pursuant to this agreement, except as provided in the following sentence, Mr. Caruso was prohibited from competing with us and soliciting our customers, prospective customers or employees for a period of twelve months if we terminated him for any reason. This non-competition period did not apply if Mr. Caruso was terminated without cause, resigned for good reason or was terminated because we failed to obtain the agreement of any successor to us to assume Mr. Caruso’s employment agreement as required by the employment agreement. The employment agreement with Mr. Caruso also contained a tax gross-up provision whereby if Mr. Caruso incurred an excise tax pursuant to Section 4999 of the Code, by reason of his receipt of a payment that was contingent on a change in our ownership or control and constitutes an excess parachute payment as defined in Section 280G of the Code, Mr. Caruso would have received a gross-up payment in an amount that generally would have placed him in the same after-tax position that he would have been in if no excise tax had applied and no gross-up payment was made.

In each of the employment agreements with our named executive officers, “cause” is defined as:

•

acts or omissions constituting gross negligence or willful misconduct on the part of the named executive officer with respect to the named executive officer’s obligations to us or otherwise relating to our business, in each case as determined in good faith by us;

•	the named executive officer’s material breach of his employment agreement or our Executive Innovations and Proprietary Rights Agreement;

•

the named executive officer’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude or fiduciary duty in connection with the performance of his obligations to us;

•	the named executive officer’s willful neglect of duties as determined in the good faith by us;

•	the named executive officer’s failure to perform the essential functions of his position, with reasonable accommodation, due to a mental or physical disability; or

•	the named executive officer’s knowingly withholding material information (in his area of responsibility) from our board of directors.

In each of the employment agreements with our named executive officers, “good reason” means the occurrence, without the named executive officer’s written consent, of any of the following:

•

the assignment to the named executive officer of duties inconsistent in any material respect with the named executive officer’s position (including status, offices, titles and reporting requirements), authority or responsibilities;

•	a reduction in the named executive officer’s annual base salary;

•

our failure to (i) continue in effect any material compensation or benefit plan or program in which the named executive officer participates or which is applicable to the named executive officer, unless an equitable arrangement has been made with respect to such plan or program, (ii) continue the named executive officer’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable than the basis existing immediately prior to the effective date of the employment agreement, or (iii) award cash bonuses to the named executive officer in amounts and in a manner substantially consistent with past practice in light of our financial performance;

•

a significant change by us in the location at which the named executive officer performs his principal duties for us, or a requirement by us that the named executive officer travel on company business to a substantially greater extent than required immediately prior to the effective date of the employment agreement;

•	our failure to obtain the agreement from any successor to us to assume and agree to perform under the employment agreement;

•

our failure to pay or provide to the named executive officer any portion of his compensation or benefits due under any benefit plan within seven days of the date such compensation or benefits are due; or

•	any material breach by us of the employment agreement with the named executive officer.

In each of the employment agreements with our named executive officers, “change in control” means the occurrence of any of the following:

•

the acquisition by an individual, entity or group other than El.En. of beneficial ownership of any of our capital stock of if, after such acquisition, the acquiring entity beneficially owns more than 50% of the then-outstanding shares of our common stock; provided, however, that for purposes of this provision, the following acquisitions shall not constitute a change in control: (i) any acquisition directly from Cynosure (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of Cynosure), (ii) any acquisition by Cynosure, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or any corporation controlled by us;

•

at such time that the members of the board of directors (i) who were members of the board of directors on the date of the execution of the executive’s agreement or (ii) who were nominated or elected subsequent to such date by at least a majority of the directors who were members of the board of directors on the date of the execution of the executive’s agreement do not constitute a majority of the board; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the board of directors;

•

the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving Cynosure or a sale or other disposition of all or substantially all of the assets of Cynosure (each, a “business combination”) following which the beneficial owners of outstanding shares of our common stock prior to such business combination own less than 50% of the then outstanding shares of our common stock immediately following such business combination; or

•	approval by our stockholders of a complete liquidation or dissolution of Cynosure.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with the company’s management. Based on such review and discussion with management, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2013.

By the Compensation Committee of the Board of Directors of Cynosure, Inc.

Thomas H. Robinson, Chairman
Brian M. Barefoot
Marina Hatsopoulos
William O. Flannery

Compensation Committee Interlocks and Insider Participation

During 2013, the compensation committee consisted of Messrs. Robinson (Chairman) and Barefoot and Ms. Hatsopoulos. Neither of Messrs. Robinson (Chairman) or Barefoot or Ms. Hatsopoulos has ever been an officer or employee of Cynosure. As of January 1, 2014, the members of our compensation committee are Messrs. Robinson (Chairman), Flannery and Barefoot. From 2004 until June 24, 2013, Mr. Flannery served as secretary of the company but did not exercise any power or authority as an officer. Mr. Flannery resigned as secretary upon his election as a class II director at the 2013 annual shareholder meeting. No other member of the compensation committee had any relationship with us during fiscal 2013 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee.

Securities Authorized for Issuance under our Equity Compensation Plans

The following table contains information about our equity compensation plans as of December 31, 2013. Our 2005 Stock Incentive Plan was adopted by our board of directors on August 8, 2005 and approved by our stockholders on December 8, 2005. Our 2005 Stock Incentive Plan was amended in 2013 to, among other things, increase the number of shares reserved under the 2005 Stock Incentive Plan by 6,000,000 shares. We will grant no further awards under our 1992 stock option plan or our 2004 stock option plan.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans(1)
Equity compensation plans that have been approved by our stockholders(2)	2,303,866	$18.81	2,277,659
Equity compensation plans that have not been approved by our stockholders	—	$—	—

Total	2,303,866	$18.81	2,277,659

(1)	In addition to being available for future issuance upon exercise of options that may be granted after December 31, 2013, all of the shares available for grant under the 2005 Stock Incentive Plan may instead be issued in the form of restricted stock, unrestricted stock, stock appreciation rights, performance shares or other equity-based awards.
(2)	Consists of our 1992 Stock Option Plan, our 2004 Stock Option Plan and our 2005 Stock Incentive Plan.

RELATED-PERSON TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our chief financial officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the board’s audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

Since January 1, 2013, we have engaged in the following transactions with our directors, executive officers and holders of more than 5% of our voting securities, and affiliates of our directors, executive officers and 5% stockholders:

Arrangements with El.En.

Distribution Relationship. Since 2002, we have distributed products that are developed and manufactured by El.En., which as of March 17, 2014 owned approximately 9.4% of our outstanding class A common stock and as of March 20, 2014 owned approximately 4.5% of our outstanding Class A common stock. The following table sets forth our payments and indebtedness to El.En. pursuant to these distribution arrangements during the 2013 fiscal year:

	Payments to El.En. During Period	Trade Payables at Period End
Fiscal year ended December 31, 2013	$5,323,988	$1,267,566

Indemnification Agreement. Pursuant to the underwriting agreement relating to our initial public offering, we and El.En. have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, or contribute to payments the underwriters may be required to make because of any of those liabilities. We and El.En. entered into an agreement prior to the closing of our initial public offering providing that:

•	we and El.En. will give prompt notice to the other party of any claim for indemnification under the underwriting agreement;

•

we will have the right to assume the defense of any action for which indemnification is sought from us or El.En., and El.En. will not settle or compromise any such action without our prior written consent; and

•

subject to El.En.’s compliance with the obligations listed above, in the event and to the extent El.En. is required to make any indemnity payments to the underwriters pursuant to the underwriting agreement, and such indemnity payments relate to matters as to which El.En. had no knowledge after reasonable inquiry, we will reimburse El.En. for such indemnity payments actually paid to the underwriters.

This agreement does not affect the respective liability of us and El.En. to the underwriters pursuant to the underwriting agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of our records and written representations by the persons required to file these reports, during the year ended December 31, 2013, the reporting persons complied with all Section  16(a) filing requirements.

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

Stockholder Proposals Included in Proxy Statement

To be considered for inclusion in the proxy statement relating to our Annual Meeting of Stockholders to be held in 2015, stockholder proposals must be received at our principal executive offices no later than January 14, 2015, which is no less than 120 calendar days before the date our proxy statement was released to stockholders in connection with the prior year’s annual meeting of stockholders. If the date of next year’s annual meeting is changed by more than 30 days from the anniversary date of this year’s annual meeting on May 14, 2014, then the deadline is a reasonable time before we begin to print and mail proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

Stockholder Proposals Not Included in Proxy Statement

We must receive other proposals of stockholders (including director nominations) intended to be presented at the 2015 Annual Meeting of Stockholders but not included in the proxy statement by February 13, 2015, but not before January 14, 2015, which is not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. However, in the event the 2015 Annual Meeting is scheduled to be held on a date before April 24, 2015 or after July 13, 2015, which are dates 20 days before or 60 days after the anniversary date of the immediately preceding annual meeting, then your notice may be received by us at our principal executive office not later than the close of business on the later of (1) the 90th day before the scheduled date of such annual meeting or (2) the 10th day after the day on which we first make a public announcement of the date of such annual meeting. Any proposals we do not receive in accordance with the above standards will not be voted on at the 2015 Annual Meeting. In certain cases, notice may be delivered later if the number of directors to be elected to the board of directors is increased.

Each stockholder’s notice for a proposal must be timely given to our corporate secretary at the address of our principal executive offices. Each notice generally is required to set forth as to each matter proposed to be brought before an annual meeting certain information and must meet other requirements specified in our bylaws, as determined by us, including (1) a brief description of the business the stockholder desires to bring before the meeting and the reasons for conducting such business at the meeting, (2) the name and address, as they appear on our stock transfer books, of the stockholder proposing such business, (3) the class and number of shares beneficially owned by the stockholder making the proposal, (4) a description of all arrangements or understandings between such stockholder and any other persons in connection with the proposal and any material interest of the stockholder in such business, (5) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting and (6) a representation whether the stockholder intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or otherwise to solicit proxies from stockholders in support of such proposal.

For nominations, a stockholder’s notice to our corporate secretary generally must set forth information specified in our bylaws, as determined by us, as to each person proposed to be nominated, including (1) the name, age, business address and residence address of such person, (2) the principal occupation or employment of such person, (3) the class and number of our shares which are beneficially owned by such person on the date of such stockholder notice, (4) the consent of each nominee to serve as a director if elected and (5) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to the rules of the SEC. The notice must also set forth as to the stockholder giving the notice (1) the name and address, as they appear on our transfer books, of such stockholder and of any beneficial owners of our capital stock registered in such stockholder’s name and the name and address of other stockholders known by such stockholder to be supporting such nominee(s), (2) the class and number of our shares held of record, beneficially owned or represented by proxy by such stockholder, (3) a description of all arrangements or understandings between such stockholder and any other persons in connection with the nomination, (4) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the person(s) named it its notice and (5) a representation whether the stockholder intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee or otherwise to solicit proxies from stockholders in support of such nomination.

The foregoing time limits also apply to determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. These rules are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement. In addition, stockholders are required to comply with any applicable requirements of the Exchange Act and the rules and regulations thereunder.

HOUSEHOLDING OF PROXIES

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of our annual report or proxy statement, by sending a written request to Cynosure, Inc., 5 Carlisle Road, Westford, Massachusetts 01886, Attention: Investor Relations.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Cynosure, Inc., 5 Carlisle Road, Westford, Massachusetts 01886, Attention: Investor Relations. If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Cynosure, Inc., 5 Carlisle Road, Westford, Massachusetts 01886, Attention: Investor Relations.

OTHER MATTERS

The board of directors knows of no other matters to be brought before the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments thereof, the persons named in the proxies will vote upon such matters in accordance with their best judgment.

ANNUAL MEETING OF STOCKHOLDERS OF

CYNOSURE, INC.

May 14, 2014

CLASS A COMMON STOCK

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.astproxyportal.com/ast/14460/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

ê  Please detach along perforated line and mail in the envelope provided.  ê

¢ 10003030000000001000 2	050912

CYNOSURE’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES,

AND A VOTE “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. To elect the following nominees for class III classified director to serve for the next three years:
		NOMINEE:			FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES	O Michael R. Davin O Ettore V. Biagioni	2.	To approve, on an advisory, non-binding basis, the compensation of the named executive officers.	☐	☐	☐
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructors below)		3.	To ratify the selection of Ernst & Young LLP as Cynosure’s independent registered public accounting firm for the year ending December 31, 2014.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —

In their discretion, the proxy holders are authorized to vote upon other business, if any, that may properly come before the Annual Meeting or any adjournments of the meeting. The proxy holders will vote your shares as you direct above. Your attendance at the Annual Meeting or at any adjournment of the meeting will not, by itself, revoke this proxy unless you revoke the proxy in writing.

IF THIS PROXY IS PROPERLY EXECUTED, THE PROXY HOLDERS WILL VOTE THE PROXY IN ACCORDANCE WITH YOUR INSTRUCTIONS ABOVE. UNLESS YOU INSTRUCT OTHERWISE, THE PROXY HOLDERS WILL VOTE “FOR” THE TWO DIRECTOR NOMINEES AND “FOR” PROPOSALS 2 AND 3.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

Mark box at right if you plan to attend the meeting  ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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CYNOSURE, INC.

CLASS A COMMON STOCK PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 14, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

By signing on the reverse side, you acknowledge that you have received notice of the Annual Meeting of Stockholders and the board of directors’ proxy statement for the Annual Meeting, you revoke all prior proxies, and you appoint Timothy W. Baker and Patricia A. Davis, and each of them, your attorneys (also known as “proxy holders”), with full power of substitution, to (1) attend on your behalf the Annual Meeting of Stockholders of CYNOSURE, INC. to be held on Wednesday, May 14, 2014 at 11:00 a.m. at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, and any adjournments of the meeting, and (2) vote all shares of Cynosure stock that you are entitled to vote and otherwise act on your behalf upon the following matters proposed by Cynosure, with all the powers you would possess if you were personally present. None of the following proposals is conditioned upon the approval of any other proposal.

(Continued and to be signed on the reverse side.)

COMMENTS:

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